As filed with the Securities and Exchange Commission on September 28, 2007

Registration No. 333-142921

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4 TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

STIRLING ACQUISITION CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	6770	20-8121663
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

914 Curlew Road, Suite 403
Dunedin, Florida 34698
(727) 683-9573
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Sally A. Fonner
914 Curlew Road, Suite 403
Dunedin, Florida 34698
(727) 683-9573
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

WITH COPIES TO:

John L. Petersen, Esq.	Quentin Faust, Esq.
Fefer Petersen & Cie.	Andrews Kurth LLP
Château de Barberêche	1717 Main Street, Suite 3700
Switzerland 1783 Barberêche	Dallas, Texas 75201-4605
41-26-684-0500	(214) 659-4589
Voicemail and Facsimile: (281) 596-4545	Facsimile (214) 659-4828
jlp@ipo-law.com	quentinfaust@andrewskurth.com

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:
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If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering period.
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If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering period.
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If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering period.
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If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.
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The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that the registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 4 to the Registration Statement on form S-1 of Stirling Acquisition Corporation is being filed solely for the purpose of filing Exhibit 5.1.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth summary information on the expenses that we expect to incur in connection with our the registration of our securities and the gift share distribution. It is presently impossible to estimate the additional expenses that we may incur in connection with our offering of acquisition shares and our reconfirmation offering.

Total
Estimated
Expenses
SEC registration fee	$45
Accounting fees and expenses	$1,500
Legal fees and expenses	$30,000
Rule 419 escrow agent fees	$1,500
Printing and engraving expenses	$3,000
Website creation and administration	$2,500
Miscellaneous expenses	$6,455
Total Offering Costs	$45,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Certificate of Incorporation provides for indemnification of officers and directors as follows:

TENTH:     To the fullest extent permitted by law, the Corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), liability, loss, judgment, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The termination of any action, upon a plea of nolo contendere or equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect of any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Such indemnity shall inure to the benefit of the heirs, executors and administrators of any such person so indemnified pursuant to this Article. The right to indemnification under this Article shall be a contract right and shall include, with respect to directors and officers, the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its disposition; provided however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article or otherwise. The Corporation may, by action of its board of directors, pay such expenses incurred by employees and agents of the Corporation upon such terms as the board of directors deems appropriate. Such indemnification and advancement of expenses shall be in addition to any other rights to which those seeking indemnification and advancement of expenses may be entitled under any law, Bylaw, agreement, vote of stockholders, or otherwise.

The Corporation may, to the fullest extent permitted by applicable law, at any time without further stockholder approval, purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under applicable law.

Part II-1

Any repeal or amendment of this Article by the stockholders of the Corporation or by changes in applicable law shall, to the extent permitted by applicable law, be prospective only, and shall not adversely affect any right to indemnification or advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or amendment. In addition to the foregoing, the right to indemnification and advancement of expenses shall be to the fullest extent permitted by the General Corporation Law of the State of Delaware or any other applicable law and all amendments to such laws as hereafter enacted from time to time.

ELEVENTH:     No director of the Corporation shall have any personal liability to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this provision eliminating such personal liability of a director shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under §174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Initial Stock Issuance

In connection with the organization of the Company its executive officers purchased 2,000,000 shares of common stock for $20,000 in cash, or $.01 per share. The purchases were made pursuant to a negotiated pre-incorporation agreement between the officers.

An exemption from registration under the Securities Act of 1933, as amended, is claimed for the sales of common stock referred to above in reliance upon the exemption afforded by Section 4(2) of the Securities Act. Each purchaser was either an accredited investor or had sufficient knowledge or experience in financial or business matters that he was capable of evaluating the merits and risks of the investment. Each purchaser was an active participant in the negotiations that ultimately led to the organization and initial capitalization of the issuer. Each certificate evidencing such shares of Common Stock bears an appropriate restrictive legend and “stop transfer” orders are maintained on Registrant’s stock transfer records. None of the sales to officers involved participation by an underwriter or a broker-dealer.

ITEM 16.EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) The following is a list of Exhibits filed herewith as part of the Registration Statement:

3.1*	Certificate of Incorporation of Registrant	Ex 3.1
3.2*	By-laws of Registrant	Ex 3.2
4.1*	Form of certificate evidencing shares of common stock	Ex 4.1
4.2*	Form of Rule 419 Escrow Agreement between the Registrant and Wells Fargo Bank, N.A. as escrow agent	Ex 4.2
5.1	Opinion of Andrews Kurth LLP, respecting legality of common stock	Ex 5.1
10.1*	2006 Incentive Stock Plan of Stirling Acquisition Corporation	Ex 10.1
10.2*	Intellectual Property License Agreement, effective as of May 7, 2007 between Fefer Petersen & Cie., Attorneys at Law and the Registrant	Ex 10.2
10.3*	Agreement Among Founders, dated May 7, 2007, between John L. Petersen, Rachel A. Fefer, Sally A. Fonner and Mark R. Dolan
23.1*	Consent of Michael F. Cronin, CPA	Ex 23.1
23.2	Consent of Andrews Kurth LLP (included in Exhibit 5.1)
24.1*	Power of Attorney	Ex 24.1

* previously filed

Part II-2

(b) Financial Statement Schedules.

Financial statement schedules are omitted because the conditions requiring their filing do not exist or the information required thereby is included in the financial statements filed, including the notes thereto.

ITEM 17. UNDERTAKINGS

Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(ii)	The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv)	Any other communication that is an offer in the offering made by the Registrant to the purchaser.

(4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to Item 14 of this Part II to the registration statement, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against the public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(5) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Part II-3

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 28th day of September 2007.

Stirling Acquisition Corporation

*
Sally A. Fonner, principal executive officer

/s/ JOHN L. PETERSON
John L. Petersen, principal financial
and accounting officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

*
Sally A. Fonner	Chief executive officer, director	September 28, 2007

/s/ JOHN L. PETERSON
John L. Petersen	Treasurer, chief financial officer, director	September 28, 2007

*
Mark R. Dolan	Executive vice president, director	September 28, 2007

*
Rachel A. Fefer	Secretary, director	September 28, 2007

* By:	/s/ JOHN L. PETERSON
John L. Petersen
Attorney-in-fact

Part II-4